Exhibit 10.16

ARBITRON INC. DIRECTOR DEFERRED COMPENSATION PROCEDURES

ARTICLE 1
ESTABLISHMENT

          Pursuant to the Arbitron Inc. 1999 Stock Incentive Plan (the “Stock Incentive Plan”), the Compensation Committee (the “Committee”) sets forth in this document the policies and procedures for the award of deferred stock units to Directors in lieu of the payment of Retainer Fees or Meeting Fees otherwise payable to the Directors. This document shall be referred to as the Arbitron Inc. Director Deferred Compensation Procedures (the “Procedures”). The Procedures are hereby restated and ratified as of January 1, 2004.

ARTICLE 2
PARTICIPATION

          2.1. Participation

          A Director may elect to receive deferred stock units in lieu of Retainer Fees or Meeting Fees payable with respect to an upcoming calendar year. Elections may only be made to receive 0%, 50% or 100% of the Fees to be earned in the upcoming year. The election must be made in writing during the enrollment period established by the Corporate Secretary that closes prior to the calendar year in which the Fees otherwise would be paid. The enrollment period shall be a period of up to 60 days ending no later than December 31 of the year prior to the calendar year in which the Fees otherwise would be paid. The election for the upcoming year shall become irrevocable as of the close of the enrollment period. Failure to complete an election form by December 31 will result in fees for the upcoming year being paid entirely in cash.

          A Director who elects to receive deferred stock units under the Procedures shall become a Participant, and the Company shall establish a Deferred Stock Unit Account in which such deferral(s) shall be held in accordance with these Procedures.

          A Director’s election shall specify the percentage of the Director’s Fees converted to deferred stock units and credited to the Deferred Stock Unit Account.

          The Company shall grant deferred stock units to a Participant at the end of each calendar quarter in lieu of Retainer Fees or Meeting Fees that otherwise would be paid to the Participant for his or her Board service during such calendar quarter. The number of deferred stock units credited is determined by dividing the amount of Fees deferred by the closing price of common stock of the Company (“Common Stock”) on the last trading day of the calendar quarter. For the purpose of crediting the Deferred Stock Unit Account for the quarterly Fee deferral, fractional shares shall be rounded to the nearest whole number of shares. The deferred stock units are fully vested and shall be credited to a Participant’s Deferred Stock Unit Account on the date of grant.

          2.2. First-Year Eligibility

          If a Director first becomes eligible to participate in accordance with these Procedures during a calendar year (i.e., is elected to fill a vacancy on the Board during a calendar year), notwithstanding the general requirement stated in Section 2.1 that the election be completed and submitted before the calendar year of commencement, an election may be submitted to the Plan Administrator within 30 days after the Participant first becomes a Director. However, the election will be effective only with respect to Fees earned and payable following submission of the election to the Plan Administrator.

ARTICLE 3
PAYMENT OF DEFERRED STOCK UNIT ACCOUNT

          3.1. Termination of Board Service

          Payment of the deferred stock units shall not be made until following the Participant’s termination of service as a Director of the Company. If the Participant’s service as a Director of the Company ceases for any reason, payment shall be made as previously elected by the Participant in accordance with Section 3.2 below.

          3.2. Form and Time of Payment

          In the election that the Director completes and submits in connection with the Procedures, which is confirmed by the Participant’s execution of the Deferred Stock Unit Agreement (the “Agreement”), and pursuant to which he or she becomes a Participant, the Director shall designate whether payment of his or her Deferred Stock Unit Account is to be made as a lump sum in shares of Common Stock or as a series of annual installments of shares of Common Stock, not to exceed 5 such consecutive annual installments.

          If the Participant elects payment as a lump sum, payment shall commence within 30 days after the end of the calendar quarter in which the Participant has ceased to serve as a Director of the Company, with any fractional shares to be distributed in cash.

          If the Participant elects payment in a series of annual installments, payment shall commence as of January 1 of the calendar year following the year in which the Participant has ceased to serve as a Director of the Company (or as soon as reasonably practicable thereafter). The amount of shares paid in each installment shall be determined by dividing the Participant’s total remaining deferred stock units by the remaining number of installments to be paid, such that the divisor shall be reduced by one in each subsequent year. Fractional shares shall be rounded down to the nearest whole number, except that in the final year in which an installment is to be paid, any fractional shares shall be distributed in cash.

          The payment form reflected in the Participant’s Agreement shall apply to any deferred stock units accrued to the Participant’s Deferred Stock Unit Account under a prior deferred stock unit agreement. However, to the extent the payment form reflected in the

Agreement represents a change of form from the prior year(s), the Participant’s election shall be subject to the conditions of Section 3.3 below.

          3.3. Change of Form of Payment

          A Participant may change the form of his or her payment election in effect under Section 3.2, contingent on the following requirements having been satisfied:

               (a) the change must be made in writing and in the form designated by the Plan Administrator;

               (b) the change must be made at a time when the Participant is still a Director, and must be consistent with Section 3.2; and

               (c) the change will be voided and of no effect if made less than one year prior to the date that the Director terminates service on the Board.

ARTICLE 4
ACCOUNTS ESTABLISHMENT

          4.1. Accounts

          A Deferred Stock Unit Account shall be established and maintained by the Plan Administrator for each Participant, in which shall be recorded the Fees converted to deferred stock units. The deferred stock units shall be credited to the Deferred Stock Unit Account as of the following dates:

               (a) The deferred portion of one-fourth of the annual Retainer Fee shall be converted into deferred stock units and credited to the Deferred Stock Unit Account as of the last day of each calendar quarter; and

               (b) The deferred portion of any Meeting Fee shall be converted into deferred stock units and credited to the Deferred Stock Unit Account as of the last day of the calendar quarter in which such meeting was held.

          4.2. DSU Value

          Each deferred stock unit credited to the account represents the value of a share of Common Stock.

          4.3. Dividend Equivalents

          Dividend Equivalents shall be credited to each deferred stock unit on each dividend record date to the extent of dividends issued on Common Stock, provided the record date for such dividends is on or after the end of the quarter as of which the deferred stock units are credited to the Participant. Such Dividend Equivalents shall themselves be converted into deferred stock units as of the dividend record date by dividing the amount of the Dividend Equivalents by the value of the Common Stock as of the applicable dividend record date. Any such additional deferred stock units (or fraction thereof) resulting from Dividend Equivalent credits shall be treated as deferred stock units and credited to the Deferred Stock Unit Account, and shall be subject to the terms and conditions of the Procedures, the Agreement, and the Stock Incentive Plan.

          4.4. Effect of Certain Transactions

          In the event of a change in the number of outstanding shares of Common Stock by reason of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company that does not result in a Change of Control, the Committee (or, if the Company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Participant, will make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities represented by the stock units making up the Deferred Stock Unit Account.

          If there is a Change of Control, then, upon consummation of the Change of Control, but in no event more than 15 days following the Change of Control, the Company shall provide the Participant with a cash payment equal to the value per share of the consideration received in the Change of Control multiplied by the number of deferred stock units. Upon payment of the cash amount just described, notwithstanding anything to the contrary in the Agreement, the Procedures or the Stock Incentive Plan, the Agreement shall expire, and no further payment shall be due to the Participant in respect of the Deferred Stock Unit Account.

ARTICLE 5
SURVIVOR AND DEATH BENEFITS

          5.1. Death Benefit

          Upon the death of a participant Director, all amounts, if any, remaining in his or her Deferred Stock Unit Account shall be distributed to the Beneficiary designated by the Director in a lump sum as soon as practicable following the Director’s death.

          If the designated Beneficiary does not survive the Director or dies before receiving payment of the Director’s Deferred Stock Unit Account, payment shall be made to the estate of the Director.

ARTICLE 6
ADMINISTRATION

          6.1. Administration

          The Procedures shall be administered by the Committee to the same extent as provided in Section 3 of the Stock Incentive Plan. The Committee shall have full power and authority to administer and interpret the Procedures, to establish procedures for administering the Procedures and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Procedures shall be conclusive and binding on all persons.

          6.2. Amendment and Termination of the Procedures

          The Committee may, in their sole discretion, amend the Procedures at any time or from time to time, in whole or in part, and for any reason, by written action. However, no amendment shall reduce the amount accrued in any Deferred Stock Unit Account as of the date of such amendment.

          The Committee also may terminate the Procedures with respect to the Participants who render services as Directors or who formerly rendered services as Directors by written action. In the event of such termination, the Deferred Stock Unit Accounts of participating Directors shall be paid at such times and in such forms as shall be determined pursuant to Article 3, unless the Board of Directors shall prescribe an earlier time or times for payment of such accounts.

ARTICLE 7
GENERAL PROVISIONS

          7.1. Alienation of Benefits

          No Deferred Stock Unit Account payable under the Procedures shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. The Company shall not in any manner be liable for or subject to the debts or liabilities of any person entitled to payment hereunder.

          7.2. No Right to Service

          Nothing contained in the Stock Incentive Plan or these Procedures shall be deemed to give any Director the right to be retained in the service of the Company or to interfere with the right of the Company to remove or seek the resignation of any Director at any time without regard to the effect that such removal or resignation may have upon the Director under the Stock Incentive Plan or these Procedures.

          7.3. Unfunded Arrangement

          The Deferred Stock Units Account shall be an unfunded, unsecured, contractual obligation of the Company. The Company shall not be required to segregate any assets to provide payment of Deferred Stock Unit Accounts, and the Procedures shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to the payment of Deferred Stock Unit Accounts shall be based solely upon any contractual obligations created by the Procedures. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any Company property. Accordingly, the Participant’s rights to payment hereunder shall be that of an unsecured creditor.

          7.4. Miscellaneous

               (a) Construction

          Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.

               (b) Severability

          If any provision of the Procedures is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Procedures, and the Procedures shall be construed and enforced as if such illegal or invalid provision had never been included in it.

               (c) Titles and Headings Not to Control

          The titles to Articles and the headings of Sections in the Procedures are for convenience of reference only, and in the event of any conflict, the text of the Procedures, rather than the titles or headings, shall control.

               (d) Complete Statement of Procedures

          This document is a complete statement of the Procedures. The Procedures may be amended, modified or terminated only in writing, subject to any terms and conditions for amendment, modification or termination set forth in the Stock Incentive Plan.

          7.5. Governing Law

          The Procedures shall be governed by the laws of the State of Delaware without regard to its choice of law provisions.

ARTICLE 8
DEFINITIONS

     In addition to those definitions set forth in Article 1 or otherwise in the text of these Procedures, the following terms shall have the meaning assigned below in this Article 8:

     8.1. “Beneficiary” means the person or persons designated by the Director to receive payment of the Director’s Deferred Stock Unit Account in the event of the death of the Director.

     8.2. “Board” means the Board of Directors of the Company

     8.3. “Change of Control” means any of the following events:

(i)	a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving Company immediately following the effective date of such merger or consolidation;

(ii)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 51% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iii)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert if such acquisition is not approved by the Board of Directors of the Company prior to any such acquisition; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iv)	the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

(v)	the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(vi)	a change in the composition of the Board at any time during any consecutive 24 month period such that the “Continuity Directors” cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors. As a result, a director who no longer serves on the Board of Directors, and who is replaced by an individual nominated or recommended for nomination by a two-thirds vote of the remaining Board of Directors, does not count as a loss for purposes of determining whether 70% of the members of the Board of Directors remain in tact.

     8.4. “Director” means any member of the Board of the Company who is not also an employee of the Company.

     8.5. “Fee” means compensation expected to be paid by the Company to a Director for services rendered on or after the effective date, exclusive of any reimbursement by the Company for expenses incurred by the Director related to attendance at Board meetings or Board committee meetings.

     8.6. “Meeting Fee” means any Fee, other than a Retainer Fee, paid by the Company to a Director as compensation for attendance at a meeting of the Board or attendance at a meeting of a Board committee.

     8.7. “Participant” means a Director or former Director who has a Deferred Stock Unit Account established pursuant to these Procedures.

     8.8. “Retainer Fee” means the annual retainer amount and committee chair fee expected to be paid by the Company to a Director.

     8.9. “Deferred Stock Unit Account” means the bookkeeping account established under these Procedures by the Company for each Participant, in which shall be reflected amounts credited as deferred stock units.

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